Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fractyl Health, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 3, 2025, with respect to the consolidated financial statements of Fractyl Health, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024 filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts March 3, 2025